Exhibit 5.1

November 6, 2013

Board of Trustees
Power REIT
301 Winding Road
Old Bethpage, NY  11804


Ladies and Gentlemen:

      We have acted as special counsel to Power REIT, a Maryland real estate investment trust (the "Company"), in connection with the offering of Series A Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share, with liquidation preference value of $25.00 per share, (the "Series A Shares") of the Company, not to exceed 150,000 shares, pursuant to a preliminary prospectus supplement dated November 6, 2013 (the "Prospectus Supplement"), which supplements a prospectus dated May 10, 2012 (the "2012 Prospectus") included in the Company's Registration Statement on Form S-3 (Reg. No. 333-180693) (the "Registration Statement").

      The opinions set forth in this letter are based solely upon our review of, as submitted to us, the following documents (the "Reviewed Documents"): (a) the Prospectus Supplement; (b) the 2012 Prospectus; (c) the Company's Articles of Amendment and Restatement of Declaration of Trust; (d) the Company's Bylaws; and (e) the resolutions adopted by written consent of all of the Company's Trustees on November 5, 2013. In addition, we have made such investigations of published sources of law as we have deemed appropriate based solely on the Reviewed Documents for the purpose of providing the opinions hereinafter expressed.

      In our examination of the Reviewed Documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies. We have also assumed that the representations of officers and employees of the Company are true and correct as to questions of fact.

      This opinion letter is based as to matters of law solely on applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, (the "Maryland REIT Law") and applicable provisions of the Maryland General Corporation Law, as amended (the "MGCL"). As used herein, the terms "Maryland REIT Law" and "MGCL" include the statutory provisions contained therein, all applicable provisions of the Maryland Constitution and reported judicial decisions interpreting these laws. It should be noted that the Maryland REIT Law and MGCL are subject to changes, which may be retroactive. Any changes may materially modify our conclusions herein. We assume no responsibility to either advise you of any changes in the Maryland REIT Law or MGCL or to update this opinion letter from time to time. We express no opinion herein as to any other laws, statutes, regulations, or ordinances. Moreover, there can be no assurance that the State of Maryland or a court will accept our conclusions contained in this opinion.

      Based upon, subject to and limited by the foregoing, we are of the opinion that the Series A Shares, when issued and sold by the Company in accordance with the terms of the offering against payment in full to the Company of the consideration set forth therein, will be duly authorized, validly issued, fully paid and nonassessable.

      This opinion is being furnished solely in connection with the filing of the Prospectus Supplement, and speaks as of the date hereof. We disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the references to this firm under the caption "Legal Matters" in the Prospectus Supplement and the 2012 Prospectus. In giving such consent, we do not thereby admit that we are an "expert" within the meaning of the Securities Act of 1933, as amended.

Very truly yours,


/s/ Leech Tishman Fuscaldo & Lampl, LLC